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Exhibit 99.1

CONTACT:	News Media		FOR IMMEDIATE RELEASE
	Aimee Valdez		7/22/2004
(303) 277-6472
Investor Relations
	Dave Dunnewald	Kevin Caulfield
	(303) 279-6565	(303) 277-6894

COORS REPORTS 2004 SECOND QUARTER RESULTS

        GOLDEN, Colo.—Adolph Coors Company (NYSE—RKY) today announced higher consolidated net sales and operating income for the second quarter of 2004, compared to the second quarter of 2003. The company reported lower net income and earnings per share for the second quarter of 2004, driven primarily by overlapping a temporary reduction a year ago in the company's effective tax rate.

        For the 13-week quarter ended June 27, 2004, the company achieved consolidated net sales of $1.15 billion, a 4.6 percent increase from second quarter 2003. Second quarter 2004 sales volume totaled 8,820,000 U.S. barrels, or 10,350,000 hectoliters (HLs), a 3.4 percent decrease from 2003. Second quarter operating income was $125.6 million, up 6.9 percent from the same period a year ago. Consolidated second quarter 2004 net income was $72.0 million, down 5.6 percent from second quarter 2003, and earnings per share were $1.90, down 9.1 percent from the prior year.

        Leo Kiely, CBC president and chief executive officer, said, "Overall, second quarter results for Coors Brewing Company showed improving trends in several key areas of the business, but a few, largely temporary, factors negatively impacted our overall results. Improved pricing in our major markets, solid margin and profit growth in the U.K., continued strong performance of our Coors Light business in Canada, and favorable foreign exchange rates drove higher operating income in the quarter. These positive factors were partially offset by the negative impacts of U.S. distributor inventory dynamics and higher logistics-related costs in our Americas business. In the Americas, while our sales to retail declined slightly, our sales to wholesalers declined 5.2 percent due to a significant year-over-year shift in distributor inventory patterns. In addition, our consolidated earnings per share were negatively impacted by a higher tax rate this year versus a one-time reduction in our effective tax rate last year, as well as higher diluted shares outstanding this year.

        "While U.S. retail volume declined slightly, the challenges were focused in select markets—particularly in Pennsylvania and Texas—where we face unique local issues. Sales to retail grew during the quarter in five of our largest seven states, including California and New Jersey, where trends rebounded from declines early in the year. In addition, we're pleased with the performance of recent U.S. product introductions, including our Aspen Edge low-carbohydrate lager. Now that Aspen Edge and its advertising support have been rolled out nationally, this great-tasting beer has been gaining volume. Additionally, our high-margin Zima XXX brand has returned to double-digit percentage sales-to-retail growth since the introduction of new flavors earlier in the year.

        "In our Europe segment, volume growth in the second quarter was challenged by the lapping of heavy off-trade price discounting last year, along with a retailer inventory load-in during the first quarter this year ahead of a U.K excise tax increase. Nevertheless, we grew volume during the quarter, lead by high-single-digit growth by Carling, the number-one selling U.K. beer brand. We were also pleased with strong margin growth in both the on- and off-trade channels in the U.K."

        In the first half of 2004, Coors made debt payments totaling about $168 million. In the two and a half years since the CBL acquisition, Coors has made $648 million of debt principal repayments, as of the end of the second quarter, equal to nearly 40 percent of the original acquisition debt.

Americas Segment Results

        Americas segment net sales decreased 1.8 percent compared to the second quarter 2003. Americas distributor sales to retail declined about 0.4 percent. Second quarter 2004 sales volume totaled 6,085,000 U.S. barrels (7,141,000 HLs), a 5.2 percent decrease from 2003. Americas segment pretax earnings were $90.8 million, up 0.6 percent from the second quarter 2003. Americas segment second quarter 2004 pretax earnings include approximately $4.3 million of minority owners' income attributable to the company's U.S. container joint ventures.

        The company's business in Canada achieved pretax earnings of $15.0 million in the second quarter 2004, up 26.3 percent from 2003, driven by mid-single-digit volume growth, increased beer pricing and a 2.6 percent appreciation in the Canadian dollar versus the U.S. dollar.

Europe Segment Results

        In the second quarter 2004, Europe segment net sales increased 15.4 percent from the second quarter of 2003 to $471.3 million. Second quarter 2004 sales volume of owned and licensed beverage brands totaled 2,735,000 U.S. barrels (3,209,400 HLs), up 0.8 percent from a year ago. Europe segment pretax earnings were $51.2 million, up 22.2 percent from the second quarter 2003, boosted in part by an 11.6 percent appreciation of the British Pound versus the U.S. dollar.

        This year, Coors began consolidating its U.S. container joint ventures and its U.K. venture with Grolsch under a new U.S. accounting standard, FASB Interpretation No. 46, "Consolidation of Variable Interest Entities." In the second quarter, adoption of the new accounting standard increased consolidated net income by $0.7 million and diluted earnings per share by $0.02. In addition, the implementation of the new accounting standard:

  •
  resulted in $5.4 million in minority interest—the minority owners' share of joint venture income now consolidated and included in Coors' operating results;

  •
  decreased Americas segment cost of goods sold by $4.6 million;

  •
  reduced Europe segment cost of goods sold by $8.7 million and increased Europe segment marketing, general and administrative expenses by $6.7 million; and

  •
  increased corporate interest expense by $0.7 million.

        Adolph Coors Company will conduct a conference call with financial analysts and investors at noon Eastern Time today to discuss the company's second quarter financial results. A live webcast of the conference call will be accessible via the company's website, www.coors.com, in the "Invest In Us" area of the site. An online replay of the conference call webcast will be available following the live webcast until 11:59 p.m. Eastern Time on August 22, 2004.

# # #

(Summary of Operations Attached)

Forward-Looking Statements

        This press release includes "forward-looking statements" within the meaning of the federal securities laws, commonly identified by such terms as "looking ahead," "anticipates," "estimates" and other terms with similar meaning. It also includes financial information, of which, as of the date of this press release, the Company's independent auditors have not completed their review. Subsequent events may occur or additional information may arise that could have an effect on the final quarterly financial information. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company's projections and expectations are disclosed in the Company's filings with the Securities and Exchange Commission. These factors include, among others, changes in consumer preferences and product trends, price discounting by major competitors, unanticipated expenses, and increases in costs generally. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. We do not undertake to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

ADOLPH COORS COMPANY
SUMMARY OF OPERATIONS—CONSOLIDATED
2nd QUARTER 2004
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(In thousands, except per share data)
Barrels of beer and other beverages sold	8,820	9,132	15,860	16,050

Sales—domestic and international	$1,550,325	$1,469,371	$2,785,013	$2,570,226
Beer excise taxes	(399,631)	(368,995)	(710,808)	(641,709)

Net sales	1,150,694	1,100,376	2,074,205	1,928,517
Costs and expenses:
Cost of goods sold	(703,024)	(683,087)	(1,314,768)	(1,242,561)

Gross profit	447,670	417,289	759,437	685,956
Marketing, general and administrative	(322,062)	(299,812)	(605,839)	(554,122)

Operating income	125,608	117,477	153,598	131,834
Other (expense) income—net	1,353	2,908	(20)	6,292
Interest expense—net	(13,025)	(17,491)	(28,563)	(33,972)

Income before income taxes	113,936	102,894	125,015	104,154
Income tax expense	(36,495)	(26,552)	(40,228)	(27,006)

Income before minority interest	77,441	76,342	84,787	77,148
Minority interest(1)	(5,405)	—	(7,911)	—

Net income	$72,036	$76,342	$76,876	$77,148

Net income per share (basic)	$1.94	$2.10	$2.08	$2.12

Net income per share (diluted)	$1.90	$2.09	$2.05	$2.11

Weighted average number of shares o/s (basic)	37,160	36,319	36,911	36,318
Weighted average number of shares o/s (diluted)	37,862	36,524	37,568	36,541
Cash dividends declared per share	$0.205	$0.205	$0.410	$0.410

(1)
Minority interest is the minority owners' share of income generated in 2004 by the Rocky Mountain Bottle Company (RMBC), Rocky Mountain Metal Container (RMMC), and Grolsch NV (Grolsch) joint ventures.

ADOLPH COORS COMPANY
SUMMARY OF OPERATIONS—AMERICAS
2nd QUARTER 2004
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(In thousands)
Barrels of beer and other beverages sold	6,085	6,419	10,981	11,324

Sales—domestic and international	$790,148	$808,164	$1,418,462	$1,423,689
Beer excise taxes	(110,763)	(116,131)	(199,284)	(204,900)

Net sales	679,385	692,033	1,219,178	1,218,789
Costs and expenses:
Cost of goods sold	(389,937)	(401,512)	(724,422)	(739,102)

Gross profit	289,448	290,521	494,756	479,687
Marketing, general and administrative	(199,791)	(201,106)	(374,820)	(366,245)

Operating income	89,657	89,415	119,936	113,442
Other income—net	1,093	795	2,337	3,457
Interest expense—net	—	—	—	—

Earnings before income taxes(1)	$90,750	$90,210	$122,273	$116,899

(1)
Earnings before income taxes in 2004 includes $4,276 and $6,677 for the thirteen and twenty-six weeks ended June 27, 2004, respectively, and represents the minority owners' share of income attributable to the RMBC and RMMC joint ventures.

ADOLPH COORS COMPANY
SUMMARY OF OPERATIONS—EUROPE
2nd QUARTER 2004
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(In thousands)
Barrels of beer and other beverages sold	2,735	2,713	4,879	4,726

Sales—domestic and international	$760,177	$661,207	$1,366,551	$1,146,537
Beer excise taxes	(288,868)	(252,864)	(511,524)	(436,809)

Net sales	471,309	408,343	855,027	709,728
Costs and expenses:
Cost of goods sold	(313,087)	(281,575)	(590,346)	(503,459)

Gross profit	158,222	126,768	264,681	206,269
Marketing, general and administrative	(111,325)	(91,472)	(213,344)	(175,417)

Operating income	46,897	35,296	51,337	30,852
Other (expense) income—net	466	2,203	(2,048)	3,008
Interest income—net	3,843	4,388	8,071	8,753

Earnings before income taxes(1)	$51,206	$41,887	$57,360	$42,613

(1)
Earnings before income taxes in 2004 includes $1,477 and $2,022 for the thirteen and twenty-six weeks ended June 27, 2004, respectively, and represents the minority owner's share of income attributable to the Grolsch joint venture.

ADOLPH COORS COMPANY
SUMMARY OF OPERATIONS—CORPORATE
2nd QUARTER 2004
(Unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 27, 2004	June 29, 2003	June 27, 2004	June 29, 2003
	(In thousands)
Barrels of beer and other beverages sold	—	—	—	—

Sales—domestic and international	$—	$—	$—	$—
Beer excise taxes	—	—	—	—

Net sales	—	—	—	—
Costs and expenses:
Cost of goods sold	—	—	—	—

Gross profit	—	—	—	—
Marketing, general and administrative	(10,946)	(7,234)	(17,675)	(12,460)

Operating loss	(10,946)	(7,234)	(17,675)	(12,460)
Other expense—net	(206)	(90)	(309)	(173)
Interest expense—net	(16,868)	(21,879)	(36,634)	(42,725)

Loss before income taxes(1)	$(28,020)	$(29,203)	$(54,618)	$(55,358)

(1)
Loss before income taxes in 2004 includes $348 and $788 for the thirteen and twenty-six weeks ended June 27, 2004 and represents the minority owner's share of interest expense attributable to debt obligations of the RMMC joint venture.

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COORS REPORTS 2004 SECOND QUARTER RESULTS